UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2010
(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Melquiades R. Martinez, a partner in the law firm of DLA Piper and a former U.S. Senator, was elected to the Board of Directors of Progress Energy, Inc. (the “Company”) on March 1, 2010.

There is no arrangement or understanding between Mr. Martinez and any other person(s) pursuant to which he was selected to serve as a director.  Mr. Martinez was appointed to the following Committees of the Company’s Board of Directors:  Audit and Corporate Performance Committee and Operations and Nuclear Oversight Committee.  During 2009, Mr. Martinez had no material interest in any transactions to which the Company or any of its subsidiaries was a party, and there are no currently proposed transactions involving the Company or any of its subsidiaries in which he has or will have a material interest.  The Board of Directors has determined that Mr. Martinez is an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines.

Mr. Martinez will participate in the compensation and benefit program for non-management directors as described on pages 69 – 70 of the Company’s Proxy Statement for its Annual Meeting of Shareholders held on May 13, 2009.

(e)           On February 23, 2010, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a Performance Schedule for post-2009 performance share awards.  The Performance Schedule is set forth in Attachment 1 to the Executive and Key Manager 2009 Performance Share Sub-Plan, a sub-plan to the 2007 Equity Incentive Plan.  A copy of the Performance Schedule is attached hereto as Exhibit 10.1.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(d)          EXHIBITS.

       10.1   Performance Schedule for Post-2009 Performance Share Awards (Attachment 1 to the Executive and Key Manager 2009 Performance Share Sub-Plan filed as Exhibit 10.1 to Current Report on Form 8-K dated March 17, 2009)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC.
Registrant

By:	/s/ David B. Fountain
David B. Fountain
Assistant Secretary

Date: March 1, 2010

INDEX TO EXHIBITS

Exhibit No. 10.1
Description

Performance Schedule for Post-2009 Performance Share Awards (Attachment 1 to the Executive and Key Manager 2009 Performance Share Sub-Plan filed as Exhibit 10.1 to Current Report on Form 8-K dated March 17, 2009)